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                                                                     EXHIBIT 5.1


                           JONES, DAY, REAVIS & POGUE
                            2300 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                              DALLAS, TEXAS  75201


                                  June 17, 1997

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas  75063

     Re: Registration on Form S-3 of 1,450,000 Shares of Common Stock, par value $0.10 per share, of Michaels Stores, Inc.
          -------------------------------------------------------------

Ladies and Gentlemen:

          We are acting as counsel to Michaels Stores, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") of (i) the offer and sale by the Company of up to an aggregate of 940,000 shares (the "Primary Shares") of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company, 740,000 of which are issuable upon exercise of options (the "1994 Options") granted or to be granted pursuant to the Company's Amended and Restated 1994 Non-Statutory Stock Option Plan (the "Plan"), and the remaining 200,000 of which are issuable upon exercise of options (the "Rouleau Options") granted to R. Michael Rouleau ("Rouleau") pursuant to the Stock Option Agreement, dated June 6, 1997 (the "Agreement"), between the Company and Rouleau (collectively, the 1994 Options and the Rouleau Options are referred to herein as the "Options"); and (ii) the subsequent offer and resale of the Primary Shares by certain holders of Options granted pursuant to the Plan or the Agreement, and up to an additional 510,000 shares of Common Stock (together with the Primary Shares, the "Shares") acquired or to be acquired by persons or entities upon the exercise of other options granted pursuant to the Plan or the Agreement.

          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan or the Agreement, as the case may be, against payment of the consideration therefor as provided in the Plan or the Agreement, and having a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

          In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters."

                                       Very truly yours,


                                       /s/ Jones, Day, Reavis & Pogue